EXHIBIT 99

Contact:	Judith Wawroski, Chief Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong Earnings for the Third Quarter of 2025

LAREDO, Texas—(BUSINESS WIRE)— November 6, 2025—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended September 30, 2025 of $108.4 million or $1.74 diluted earnings per common share ($1.74 per share basic) compared to approximately $99.8 million or $1.60 diluted earnings per common share ($1.60 per share basic), which represents an increase of 8.8% in diluted earnings per share and an increase of 8.6% in net income over the corresponding period in 2024.  Net income for the nine months ended September 30, 2025 was $305.4 million or $4.91 diluted earnings per common share ($4.91 per share basic) compared to $294.1 million or $4.72 diluted earnings per common share ($4.73 per share basic), which represents an increase of 3.8% in net income and 4.0% in diluted earnings per share over the corresponding period of 2024.

Net income for the first nine months of 2025 continues to be positively impacted by an increase in interest income earned on our investment and loan portfolios, as discussed in prior periods.  Net interest income has also continued to be negatively impacted by an increase in interest expense, primarily driven by increases in rates paid on deposits. We continue to closely monitor and adjust rates paid on deposits to remain competitive to grow and retain deposits, especially in light of the recent action by the Federal Reserve Board to decrease interest rates. Net income for the first nine months of 2025 was also positively impacted by a decrease in our provision for credit loss expense.

“As we move to the last quarter of 2025, we are extremely pleased and proud to continue our industry-leading financial results.  We will remain focused and vigilant on delivering superior customer service, and continued execution of our long-standing practices of balance sheet, asset, liability and liquidity management, and strong cost controls. We believe that with continued focus on these established practices supported by new AI initiatives to create efficiencies across our system, we will continue to deliver industry-leading financial results.  We believe this focus will continue to keep us at the top of the rankings when compared to other publicly held banks in America,” said Dennis E. Nixon, President and CEO.

Total assets at September 30, 2025 were approximately $16.6 billion compared to approximately $15.7 billion at December 31, 2024.  Total net loans were approximately $9.2 billion at September 30, 2025 compared to approximately $8.7 billion at December 31, 2024. Deposits were approximately $12.5 billion at September 30, 2025 compared to approximately $12.1 billion at December 31, 2024.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 166 facilities and 255 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.